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                                                                 EXHIBIT 2.1.6
                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT dated as of this 14th day of March 1997, by and among FAA Concord N, Inc. a California corporation or Nominee
("Purchaser") and Concord Nissan, Inc., a California corporation d/b/a Concord Nissan, ("Seller") and Steven Hallock, ("Hallock").

                                R E C I T A L S

     WHEREAS, Seller owns and operates a Nissan automobile dealership commonly known as Concord Nissan at 1290 Concord Avenue, Concord, California 94520 (the "Dealership").

     WHEREAS, Hallock owns the majority of the outstanding stock of Seller.

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain of the assets, properties and business of Seller utilized in its authorized Nissan automobile dealership located in Concord, California.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                               A G R E E M E N T

     1.   DEFINITIONS.   For the purposes of this Agreement, the following terms
shall have the following meanings:

          1.1 ACQUIRED ASSETS. The "Acquired Assets" are the assets and property to be purchased by Purchaser hereunder, as more fully described in
Section 2.1 hereof.

          1.2 CLOSING DATE. Unless otherwise mutually agreed between Purchaser and Seller, the "Closing Date" means five days after the date on which the conditions specified in Sections 7 and 8 hereof are satisfied; subject, however, to the provisions of Section 18 below. The closing shall take place at the offices of Kay & Merkle, 100 The Embarcadero, San Francisco, California 94105, on the Closing Date commencing at 10:00 a.m.

          1.3 FRANCHISE. "Franchise" means the Nissan franchises as currently held by Seller.

          1.4  FRANCHISER. "Franchiser" means Nissan Motor Corporation.
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          1.5  OBSOLETE PARTS. "Obsolete Parts" means factory parts which are not listed in the most current manufacturers' wholesale price book or, if listed therein, are valued at Zero Dollars ($0), parts which have been in stock more than one (1) year and/or parts which are in excess of a one (1) year supply, or parts indicated as discontinued, and broken or damaged parts, regardless of whether listed in the most current manufacturers' wholesale price book.

     2.   SALE OF ASSETS.

          2.1 ACQUIRED ASSETS. Seller hereby agrees to, sell, convey, transfer, assign and deliver to Purchaser on the Closing Date, and Purchaser agrees to buy and accept as hereinafter provided the Franchise and all rights thereunder and all the assets related to or used in connection with the Franchise, including but not limited to those assets to be listed on Schedule 2.1 to be prepared prior to the Closing Date and then attached hereto, Nissan special tools, furniture, fixtures and equipment, which special tools, furniture, fixtures and equipment shall be in good working order, and leasehold improvements used by Seller in operation of the Nissan franchise, motor vehicles (new and used) (subject to exclusion of certain used vehicles in accordance with Section 3.2(c), parts and accessories (subject to exclusion of Obsolete Parts in accordance with Section 3.2(d), tires, work-in-progress, advertising literature, forms, supplies, customer files and data bases, parts return privileges from the Franchiser, rights under new car purchase orders and deposits relating thereto, goodwill, and Seller's customer files and books and records relating to the Acquired Assets, telephone number of Seller, all contracts, agreements or commitments as the same shall exist on the Closing Date; provided, however, that Seller shall retain all other assets. The parties agree that they will prepare
Schedule 2.1 in conjunction with the physical inventory described in Section
3.2. hereinbelow.

     3.   CONSIDERATION FOR ACQUIRED ASSETS.

          3.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the consideration to be paid by Purchaser for the Acquired Assets shall be cash equal to the sum of the aggregate value of the Acquired Assets determined in accordance with Section 3.2.

          3.2 VALUATION OF ACQUIRED ASSETS. The assets set forth below shall be valued as provided below:

               (a) The price for all current and prior model year new unregistered and undamaged Nissan model vehicles with not more than three hundred (300) miles purchased hereunder shall be the sum of the following:

                    (i) The wholesale cost of each new vehicle determined in accordance with the factory invoice, including advertising charges; plus

                    (ii) The wholesale cost of all optional parts and accessories installed in the new vehicles plus the cost of labor (determined at the internal rate pursuant to the standard factory formula) for installation of the same; plus

                    (iii) The cost of pre-delivery expense actually performed related to specific automobiles transferred at closing, but only to the extent that such pre-delivery expense was not previously reimbursed to Seller, in which event the right to such expense reimbursement shall be assigned to Purchaser at the closing; LESS

                    (iv) The sum of all distributor's allowances as of the Closing Date including, but not limited to, inventory carry-over allowances, discounts, holdbacks, rebates, contests,

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model changes and similar distributor's allowances related to specific automobiles transferred on the Closing Date.

               (b) The price for all current model year unregistered Nissan demonstrator vehicles with not more than three thousand (3,000) miles purchased hereunder shall be valued in accordance with (a)(i) through (a)(iv) hereinabove less 5%.

               (c) All vehicles not described in subsections (a) and (b) above which are to be purchased hereunder shall be valued at a price mutually agreed upon by Seller and Purchaser; provided, however, that if Seller and Purchaser are unable to agree on a price with respect to any individual vehicle prior to the Closing Date, then such vehicle shall be excluded from the Acquired Assets and not purchased hereunder.

               (d) All new undamaged returnable genuine Nissan factory parts and accessories which are in possession of Seller as of the Closing Date and which are listed in the manufacturer's most current wholesale parts and accessories price book shall be valued at dealer cost in accordance with the manufacturer's most current wholesale parts and accessories price book as of the Closing Date; provided, however, that Obsolete Parts shall be valued at Zero Dollars ($0) and shall be retained by Seller.

               (e) All non-factory parts, accessories and miscellaneous inventory shall be valued at cost.

               (f)  All work-in-progress shall be valued at cost.

               (g) All furniture, fixtures, equipment, special tools, and service vehicles shall be valued by appraisal. Said appraisal shall be conducted by an appraisal company mutually agreed upon by Purchaser and Seller; provided, however, that in the event that any item of furniture, fixtures, equipment, or special tools is materially damaged, destroyed or removed from the Dealership between the date of the appraisal provided for herein and the Closing Date, the value of said item damaged, destroyed or removed from the Dealership shall be credited against the Purchase Price.

               (h)  In consideration for all other assets described in Section
2.1 hereinabove and goodwill Purchase shall pay to Seller the sum of Four Hundred Seventy Five Thousand Dollars ($475,000).

               (i) As of the close of business on the day immediately preceding the Closing Date or on such other date as mutually agreed upon by Purchaser and Seller, a physical inventory to determine the value of the new, used and demonstrator vehicles, parts, accessories, and work-in-progress and miscellaneous inventory shall be taken jointly by the parties. Each party shall bear the expenses associated with its own personnel in connection with the valuation of the assets.

          3.3 PAYMENT OF PURCHASE PRICE. The purchase price to be paid by Purchaser pursuant to this Agreement shall be paid in cash on the Closing Date.

          3.4 CLOSING AND POST-CLOSING ADJUSTMENTS. All adjustments normal in asset acquisitions, including but not limited to rents and employee compensation, personal property taxes, customer prepayments, if relating to a period before and after the Closing Date, shall be apportioned between Seller and Purchaser according to the number of days in the period covered thereby which occurred prior to and including the Closing Date and subsequent to the Closing Date. The aggregate amount of any

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adjustment shall be determined and paid as of the Closing Date. Any additional amounts determined after the Closing Date to be paid by either party under this
Section 3.4 shall be paid by certified check delivered within seven (7) days following determination of the amount of any such adjustment.

          3.5 LIABILITIES. Purchaser shall have no obligation for any liabilities of any kind whatsoever of Seller except that Purchaser shall assume Seller's obligations as set forth on Schedule 3.5 attached hereto and all liabilities under contracts, agreements or commitments assumed by Purchaser in each case for the period commencing on the Closing Date and continuing thereafter. Seller shall be fully responsible for any and all costs or charges of any kind whatsoever arising out of such agreements for the period prior to the Closing Date.

          3.6 TRANSFER TAXES. Purchaser agrees to pay any and all sales, transfer or other similar taxes which may be imposed or payable on or in connection with the transfer of the Acquired Assets.

          3.7 ALLOCATION OF PURCHASE PRICE. The purchase price as provided for herein shall be allocated as set forth on Schedule 3.7 attached hereto.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER AND HALLOCK. Seller and Hallock hereby represent, warrant and agree with Purchaser as follows:

          4.1 GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

          4.2 TITLE TO ASSETS; LIENS AND ENCUMBRANCES. Seller will convey to Purchaser good and marketable title to the Acquired Assets, free and clear of all security interests, liens, claims, restrictions, equities and encumbrances whatsoever.

          4.3 AUTHORIZATION. The execution and delivery of this Agreement and the transactions contemplated hereby has been duly authorized by the Board of Directors of the Seller and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, have also been taken. Except for consent of the Franchiser, landlords under leases and floor plan lenders, no consent of any lender, trustee, security holder, lessor or any other person or entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Seller and Hallock enforceable in accordance with its terms. Except pursuant to the Franchise and floor plan financing, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Seller or Hallock is a party, under which they are obligated or to which any of the Acquired Assets are subject to, (b) do not violate any judgment, order, statute, rule or regulation to which Seller, Hallock or any of the Acquired Assets are subject or the articles of incorporation or bylaws of the Seller, and (c) will not result in the creation of any lien, charge or encumbrance on any of the Acquired Assets.

          4.4 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Seller and Hallock contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

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          4.5  LITIGATION. Except as set forth on Schedule 4.5 attached hereto, there is not pending, or, to best knowledge of Seller, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting any of the Acquired Assets. To the best knowledge of Seller and Hallock, Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department or instrumentality.

          4.6 ENVIRONMENTAL COMPLIANCE NOTICES. Seller has received no written notice advising Seller of any defects, defaults or non-compliance in connection with the Acquired Assets pursuant to the laws, rules and regulations from any governmental agency dealing with environmental laws, except notices which have been previously complied with or waived by the governmental agency.

          4.7 COMPLIANCE WITH LAW. To the actual knowledge of Seller, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations the violation of which would have a material adverse effect on the financial condition of the Dealership.

          4.8 FINANCIAL REPORTS. Seller has delivered to Purchaser dealer financial statements for Seller for the calendar year 1993 and 1994 ("Dealer Financial Statements"). The Dealer Financial Statements have been prepared in accordance with past practices of Seller and are true and correct in all material respects.

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents, warrants and agrees with Seller and Hallock as follows:

          5.1 GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

          5.2 AUTHORIZATION. The execution and delivery of this Agreement and the transactions contemplated hereby has been duly authorized by the Board of Directors of the Purchaser and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, have also been taken. This Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Except for consent of the Franchiser and lenders, no consent of any trustee, security holder or any other person or entity is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Purchaser is a party or under which it is obligated, and (b) do not violate any judgment, order, statute, rule or regulation to which Purchaser is subject.

          5.3 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     6.   CONDUCT PRIOR TO CLOSING DATE.

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          6.1  ONGOING OPERATIONS. Seller will use its best effort to preserve intact the Acquired Assets and to continue to operate the Dealership as a going concern, including, but not limited to, maintaining commercially reasonable inventories and receivables. Seller will not dispose of any of the Acquired Assets except in the ordinary course of business consistent with past practices, and will not, without limiting the foregoing, hold a "going-out-of-business" or "liquidation" sale.

          6.2 APPROVALS. Each of Purchaser and Seller will use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement and for the ownership and operation by Purchaser of the Acquired Assets and the Dealership related thereto. Purchaser and Seller shall proceed as promptly as practicable after the date hereof to prepare all materials necessary to obtain the consent of the Franchiser as is necessary for Purchaser to acquire the Acquired Assets and for consummation of the transactions contemplated hereby.

          6.3 COVENANT TO COMPLY. Seller shall not take any action or fail to take any action which will make any of its representations and warranties not true and correct in all material respects on the Closing Date. Seller and Hallock shall use their best efforts to satisfy or cause to be satisfied all of the conditions precedent to Purchaser's obligations hereunder. Seller shall give Purchaser prompt written notice of any material change in any of the information contained in the representations and warranties made in Section 4 hereof or the schedules referred to herein which occur prior to the Closing Date; provided, however, that any change in the information contained in the representations and warranties or schedules will not relieve Seller of any obligations hereunder if such changes result in a breach of the representations and warranties contained herein.

          6.4 ENVIRONMENTAL ASSESSMENT. During the thirty (30) day period after the execution of this Agreement (the "Testing Period"), Buyer may conduct an environmental assessment (the "Environmental Assessment") of the real property at the Dealership (the "Real Property"). Expenses of any environmental consultant engaged by Buyer to conduct the Environmental Assessment shall be paid by Buyer. Buyer may terminate all of its obligations under this Agreement by written notice to Seller on or before the expiration of the Testing Period, if Buyer determines that a release or threatened release of a hazardous substance has occurred on the Real Property. Failure to timely notify Seller under this Section 6.4 is deemed to constitute a waiver of Buyer's right to terminate this Agreement under this Section 6.4.

          6.5 HYDRAULIC HOISTS. At Purchaser's request, Seller agrees that Seller shall remove all of the hydraulic hoists located in and about the Real Property prior to the Closing. Such work shall be done by a contractor approved by Purchaser and such work shall be approved by Purchaser. Seller further agrees to replace underground hydraulic hoists with above ground hoists as reasonably selected by Purchaser and Seller. All such removal and installation of new hoists shall be done at the sole cost and expense of Seller. Buyer shall reimburse Seller at the Closing the cost of such removal up to the sum of Five Thousand Dollars ($5,000.00).

     7. CONDITIONS OF PURCHASER'S OBLIGATIONS TO CLOSE. The obligations of Purchaser under this Agreement are subject fulfillment of the conditions set forth below. Purchaser shall have the right to waive in writing all or part of any one or more of the following conditions without releasing Seller or Hallock from any liability for any loss or damage sustained by Purchaser by reason of the breach by Seller or Hallock of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Seller or Hallock and upon such waiver may proceed with the transactions contemplated by this Agreement.

          7.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Seller and Hallock shall have complied with and duly performed in all material respects all agreements and conditions on its

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part to be complied with and performed pursuant to or in connection with this
Agreement on or before the Closing Date.

          7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Hallock contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President of Seller.

          7.3 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted or threatened to restrain or prohibit the acquisition by Purchaser or the conveyance by Seller of the Acquired Assets or which might result in any material adverse change in the business, prospects or financial or other condition of the Acquired Assets.

          7.4 LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date, there shall not have been any material loss, damage or destruction to or of any of the Acquired Assets, and there shall have been no development which would have a material adverse effect on the Dealership.

          7.5 CONSENTS. Purchaser shall have received the written approval of the Franchiser designating Purchaser or its designee as the duly authorized dealer for the sales and service of the Franchiser's automobiles at 1290 Concord Avenue, Concord, California 94520, free of any material condition which is adverse to Purchaser, and Purchaser and such Franchiser shall have entered into a customary dealer sales and service agreement. All permits and licenses necessary to enable Purchaser to conduct the Franchise and service facilities shall have been obtained. All other requisite consents and approvals shall have been obtained.

          7.6 FINANCING. Purchaser shall have received floor plan financing and capitalization financing as reasonably required by Purchaser.

          7.7 ASSIGNMENT OF LEASE. Purchaser shall have received an assignment of the leased property commonly known as 1290 Concord Avenue, Concord, California 94520 together with Lessor's consent as provided for in Section 11 hereinbelow.

          7.8 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to the physical audit specified in Section 3.2 shall be completed.

          7.9 TAX CLEARANCE. Seller shall have furnished to Purchaser, certificates from all appropriate federal, state, county and local authorities that all taxes and contributions payable by Seller have been paid in full. If all appropriate tax certificates are not available on the Closing Date, Purchaser shall withhold from the estimated amount of maximum unpaid tax liability reasonably determined by Purchaser which sum shall be held by Purchaser until such time as all certificates are presented in a form satisfactory to Purchaser's counsel.

          7.10 TELEPHONE CHARGES. Seller shall have obtained from its telephone company a statement that all sums billed before the Closing Date have been paid (Purchaser shall withhold from the Purchase Price, the estimated amount of the maximum unbilled liability of Seller from said telephone company for all services rendered before said date, less the pro rata amount of any billings paid by Seller for services to be rendered after the Closing Date).

          7.11 LIST OF EMPLOYEES. Seller shall furnish to Purchaser a list of all employees, their

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rates of pay, including, separately, base pay, and incentive and commission plans. Further Seller shall deliver to Purchaser a certificate from each of such employees showing that such employee has received from Seller all compensation including all sick leave, vacation, and any and all other compensation due such employee through the Closing Date. In addition thereto, Seller shall have complied with any and all obligation of Seller under any collective union agreements and/or collective bargaining agreements.

          7.12 BULK SALE. Seller shall furnish, in an appropriate time to comply, all affidavits and lists of creditors and such other instruments or documents as escrow holder shall require for Seller and Purchaser to comply with all applicable bulk sales laws.

     8. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller under this Agreement are subject to fulfillment of the conditions set forth below. Seller shall have the right to waive in writing all or part of any one or more of the following conditions without, however, releasing Purchaser from any liability for any loss or damage sustained by Seller by reason of the breach by Purchaser of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Purchaser and upon such waiver may proceed with the transactions contemplated by this Agreement.

          8.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Purchaser shall have complied with and duly performed in all material respects all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

          8.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Seller shall have received a certificate to that effect dated the Closing Date and executed by the President or a Vice President of Purchaser.

          8.3 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to Section 3.2 shall be completed.

     9. DELIVERIES OF SELLER ON THE CLOSING DATE. Seller agrees on the Closing Date to deliver to Purchaser:

          9.1 TITLE TO ACQUIRED ASSETS. All conveyances, covenants, warranties, deeds, assignments, bills of sale, motor vehicle titles, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Purchaser such title to the Acquired Assets as Seller is obligated hereunder to convey.

          9.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Seller setting forth a copy of the resolutions adopted by Seller's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          9.3 CERTIFICATE. Certificate of the President of Seller referred to in Section 7.2.

          9.4 ASSIGNMENT OF LEASE. The assignment of the lease as for the property required in accordance with Section 11 hereinbelow.

          9.5 CONSENTS. All consents, approvals, authorizations or orders of any person or entity or court or governmental agency required or necessary for the consummation of the transactions

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contemplated hereby, provided that Seller shall not be obligated to deliver the consent of the Franchiser.

     10. DELIVERIES OF PURCHASER ON THE CLOSING DATE. Purchaser agrees on the Closing Date to deliver or cause to be delivered:

          10.1  CONSIDERATION. The amounts to be delivered pursuant to Section
3.2 and 13.4 hereof.

          10.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Purchaser setting forth a copy of the resolutions adopted by Purchaser's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          10.3 CERTIFICATE. The Certificate of the President or a Vice President of the Purchaser referred to in Section 8.2.

     11. LEASE. Seller and Hallock, as of the Closing, shall assign to Purchaser the Lease Agreement for the property commonly known as 1290 Concord Avenue, Concord, California 94520, which assignment shall include an indemnification of Purchaser from any and all liability related to any toxic materials brought on or about the premises prior to the Closing Date ("Assignment of Lease"). Said Lease shall be for a term ending June 30, 2014. The rent shall be the sum of $35,000 per month triple net during the term of the Lease. Such Lease shall contain an option to purchase said property at the fair market value at the time of the exercise of the option. Such option may be exercised at anytime during the term of the Lease after September 30, 2003. Such consent shall be in a form and substance reasonably satisfactory to Purchaser and its counsel.

     12. ESCROW. The parties, upon execution of this Agreement shall open an escrow with a mutually agreeable escrow company, ("Escrow Holder"). The parties shall forthwith provide to Escrow Holder any and all documentation necessary for Escrow Holder to publish its notices as required by the Bulk Sale Laws of the State of California. Any and all costs of such escrow shall be paid fifty percent 50% by Purchaser and 50% by Seller.

     13.  COVENANTS AFTER CLOSING DATE.

          13.1 TRANSFER OF ACQUIRED ASSETS. Seller agrees, at any time and from time to time after the Closing Date, upon the request of Purchaser, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Purchaser, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of, any or all of the Acquired Assets as provided herein.

          13.2 COOPERATION. Seller will cooperate and use its best efforts to have its officers and employees cooperate with Purchaser at Purchaser's request, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date. From and after the Closing Date, Seller will permit Purchaser and its representatives to have access to Seller's books and records relating to the Acquired Assets for periods prior to the Closing Date.

     14.  INDEMNIFICATION.

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          14.1  INDEMNIFICATION BY SELLER AND HALLOCK. Seller and Hallock agree to indemnify and hold harmless Purchaser from and against any and all losses, costs, damages, claims and expenses (including reasonable attorneys' fees) which Purchaser may sustain at any time by reason of (a) any debt, liability or obligation of Seller and/or Hallock except obligations assumed by Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership prior to the Closing Date, (c) any presence of hazardous materials or toxic substances located at the Closing Date in or around the premises to be assigned from Seller to Purchaser related to the underground storage tanks or other hazardous substances except related to the underground hoists, (d) non-compliance with any applicable bulk sale laws or (e) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Seller or Hallock contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby. The parties acknowledge and agree that Purchaser shall have the right to repair automobiles sold and/or serviced by Seller to correct miscellaneous customer complaints that Purchaser determines in Purchaser's reasonable judgment are an obligation of Seller provided that the total of all such repairs without Seller's prior approval shall not exceed the sum of One Thousand Dollars ($1,000).

          14.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, cost, damages, claims and expenses (including reasonable attorneys' fees) which Seller may sustain at any time by reason of (a) any debt, liability or obligation of Purchaser, (b) all liability related to the presence of toxic materials as a result of underground hoists discovered prior to or after the closing date as provided for herein, provided that the transaction actually closes, (c) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership after the Closing Date, or (d) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

          14.3 DEFENSE. Any party who receives notice of a claim for which it will seek indemnification shall promptly notify the indemnifying party in writing of such claim. The indemnifying party shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to participate in such defense with its own counsel at its cost.

     15. SURVIVAL OF REPRESENTATIONS. The parties hereto each agree that all representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement, the closing hereunder and any investigation made by any party hereto.

     16. NO BROKER. Purchaser on the one hand, and Seller and Hallock on the other, represent to the other that no broker or finder has been connected with the transactions contemplated by this Agreement. In the event of a claim by any broker or finder based upon his representing or being retained by Seller or Hallock on the one hand, or by Purchaser on the other, Seller, Hallock or Purchaser, as the case may be, agrees to indemnify and save harmless the other in respect of such claim.

     17. USE OF THE NAME. Purchaser agrees that from and after the Closing Date, Purchaser shall have the right to use the name "Concord Nissan" or any derivative thereof or similar name in connection with the operation of the Dealership acquired hereunder.

     18. TERMINATION. If the Closing Date shall not have occurred within 135 days of the date of execution of this Agreement, or if Purchaser shall receive disapproval from the Franchiser prior thereto, any party that is not in default in the performance of its obligations under this Agreement may, thereafter, terminate this Agreement by giving written notice to the other party.

     19. TELEPHONE/COMPUTER SYSTEMS. Purchaser shall purchase from H.G. Automotive Systems, Inc., a California corporation and an affiliate of Seller the telephone system and computer system currently used in the operation of the Dealership, which equipment is listed on Schedule 19 attached hereto and incorporated herein by this reference. The purchase price shall be the sum of Thirty Thousand Dollars ($30,000) and shall be payable in cash simultaneously with the Closing.

     20. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given upon transmission by telecopy (with receipt confirmed), upon hand delivery or delivery by air freight or courier service, or three (3) days after the time when mailed in any general or branch United States Post Office, enclosed in a registered or certified postage-paid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

     To Purchaser:    FAA Concord N, Inc.
                            1300 Concord Avenue
                            Concord, CA  94563

     With a copy to:  W. Bruce Bercovich
                            Kay & Merkle
                            100 The Embarcadero, Penthouse
                            San Francisco, CA  94015

     To Seller:             Concord Nissan, Inc.
                            1290 Concord Avenue
                            Concord, CA

     To Hallock:            Steven S. Hallock
                            1290 Concord Avenue
                            Concord, CA

provided, however, that any notice of change of address shall be effective only upon receipt.

     21.  MISCELLANEOUS.

          21.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and no party hereto shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby. This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

          21.2 GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California, without giving effect to principles of conflict of laws.

          21.3 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

          21.4 BENEFIT OF PARTIES, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns. This Agreement may not be assigned by any party hereto, except with the prior written consent of the other parties hereto.

          21.5 NECESSARY DOCUMENTS. Each of the parties does hereby agree to do any act and to execute any other or further documents necessary or convenient to the carrying out of the provisions of this Agreement.

          21.6 HEADINGS. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          21.7 ATTORNEYS' FEES. In the event that any action or proceeding is brought to enforce or interpret any provision, covenant or condition contained in this Agreement on the part of Purchaser, Seller or Hallock, the prevailing party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the party not prevailing its expenses therein, including reasonable attorneys' fees and allowable costs.

          21.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

PURCHASER:                               SELLER:

FAA CONCORD N, INC.                      CONCORD NISSAN, INC., A CALIFORNIA
A CALIFORNIA CORPORATION                 CORPORATION


By: /s/ Thomas A. Price                  By: /s/ Steven Hallock
   ________________________                 ________________________
   Thomas A. Price, President               Steven Hallock, President

                                         HALLOCK:


                                         /s/ Steven Hallock
                                         ____________________________
                                         Steven Hallock

                                 SCHEDULE 2.1



                                ACQUIRED ASSETS

                                 SCHEDULE 3.5



                                  LIABILITIES

                                 SCHEDULE 3.7



                         ALLOCATION OF PURCHASE PRICE

                                 SCHEDULE 4.5



                                  LITIGATION

                                  SCHEDULE 19



                     TELEPHONE/COMPUTER SYSTEMS EQUIPMENT